EXHIBIT 32.2

Section 1350 Certifications

I am the Principal Financial Officer of Ameritek Ventures, a Nevada corporation (the “Company”). I am delivering this certificate in connection with the Form 10-Q of the Company for the quarter ended February 28, 2018 and filed with the U.S. Securities and Exchange Commission (“Form 10-Q”).

Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned officer of Ameritek Ventures (the “Company”) certifies to his knowledge that:

(1)	The Quarterly Report on Form 10-Q of the Company for the quarterly period ended February 28, 2018 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in that Form 10-Q fairly presents, in all material respects, the financial conditions and results of operations of the Company.

/s/ Kenneth P. Mayeaux
Kenneth P. Mayeaux
Principal Financial Officer

Date: April 16, 2018